EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Troy Financial Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of Troy Financial Corporation relating to the Troy Financial Corporation Long-Term Equity Compensation Plan, of our report dated November 5, 1999, relating to the consolidated statements of condition of Troy Financial Corporation and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 Annual Report on Form 10-K of Troy Financial Corporation.

/s/ KPMG LLP

Albany, New York
December 31, 1999